Exhibit 99.1

Apricus Biosciences Provides Corporate Update,
Fourth Quarter and Full Year 2016 Financial Results

Sale of Ex-U.S. Vitaros Assets and Rights to Ferring Pharmaceuticals Strengthens Financial Position
Vitaros U.S. NDA Re-Submission on Track for Third Quarter 2017

Conference Call / Webcast Today, Monday, March 13, 2017 at 4:30 p.m. ET

SAN DIEGO, CA, March 13, 2017 (GLOBE NEWSWIRE) - Apricus Biosciences, Inc. (Nasdaq:APRI), a biopharmaceutical company advancing innovative medicines in urology and rheumatology, today reported financial results for the fourth quarter and full year of 2016 and provided a corporate update on its priorities for 2017.

“Last week, we announced the divestiture of our ex-U.S. Vitaros interests to Ferring Pharmaceuticals. The closing of this transaction will allow us to focus our attention on the U.S. Vitaros NDA resubmission in the third quarter of this year, and advancing the RayVa clinical development program”, stated Richard W. Pascoe, Chief Executive Officer. “We continue to believe in the tremendous value that our pipeline potentially offers to patients, healthcare providers and shareholders as we look ahead and we are committed to working with Ferring to ensure a smooth transition of the Vitaros product outside of the United States. Importantly, this transaction creates a more streamlined, capital efficient organization with the potential to deliver on multiple regulatory, clinical and business development milestones over the next twelve months.”

Strategic Priorities

Apricus continues to focus on achieving the following key strategic objectives:

Vitaros™ (alprostadil)

•
Continue implementation of the U.S. regulatory approval strategy to address the safety issues raised by the FDA in the original Vitaros NDA submission. Apricus anticipates a meeting with the FDA’s Office of Product Quality in the second quarter of 2017 to confirm the necessary device engineering and compliance requirements, following which the Company intends to resubmit the Vitaros NDA. An FDA approval decision is expected after a six month review period;

•	Support the Ferring knowledge transfer, to ensure a smooth transition of certain ex-U.S. assets and rights related to Vitaros in an effort to ensure that Vitaros continues to grow as a global brand.

RayVa™ (alprostadil)

•	Explore Orphan Drug Designation in the U.S. and EU;

•	Finalize clinical trial protocol and clinical trial material formulation work needed to initiate a Phase 2b study; and

•	Explore global or regional partnerships prior to initiating the Phase 2b study.

Corporate/Financial

•	Reduce operating expenses by approximately 30% in 2017 as compared to 2016 operating expenses;

•
Regain compliance with the minimum $2.5 million shareholder equity requirement as required for continued listing on The NASDAQ Capital Market under NASDAQ Listing Rule 5550(b)(2) on or before May 30, 2017.

Fourth Quarter and Full Year Financial Results

Total revenues for the quarter and year to date periods ended December 31, 2016 were $0.4 million and $5.8 million, respectively, as compared to $2.6 million and $4.8 million for the quarter and year to date periods ended December 31, 2015, respectively. The decrease during the fourth quarter comparison was primarily due to license fee revenue of $2.25 million recognized in the fourth quarter of 2015 associated with the Company’s former partner, Ferring. The increase during the full year comparison was primarily due to increased license fee revenue and royalty revenue in the current year. Net loss for the quarter ended December 31, 2016 was $0.3 million, or loss per share of $0.04, compared to a net loss of $2.3 million, or $0.05 per share for the fourth quarter of 2015. Net loss for the year ended December 31, 2016 was $7.4 million, or loss per share of $1.14, compared to a net loss of $19.0 million, or loss per share of $3.83 for the year ended December 31, 2015. The reduction in the net loss during the current year periods as compared to the prior year periods is a result of decreased research and development expenses as well as decreased general and administrative expenses. Also reducing the net loss for the quarter and year ended December 31, 2016 was a non-cash change in the fair value of the Company’s warrant liabilities in the amount of $2.4 million and $7.5 million, respectively.

As of March 8, 2017, the Company’s cash totaled $5.4 million, compared to $2.1 million as of December 31, 2016.

Conference Call Details

Apricus will host a live conference call and webcast today at 4:30 p.m. Eastern Time to discuss the Company’s financial results and provide a corporate update. To participate by telephone, please dial (855) 780-7196 (Domestic) or (631) 485-4867 (International). The conference ID number is 85861485. The live and archived audio webcast can be accessed through the Investors Relations’ section of the Company’s website at www.apricusbio.com. Please log in approximately five to ten minutes before the event to ensure a timely connection. The archived webcast will be available for 30 days following the live call.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines in urology and rheumatology. Apricus has two product candidates currently in development. Vitaros is a product candidate in the United States for the treatment of erectile dysfunction, which is in-licensed from Warner Chilcott Company, Inc., now a subsidiary of Allergan plc (Allergan). RayVa is our product candidate in Phase 2 development for the treatment of the circulatory disorder Raynaud’s phenomenon, secondary to scleroderma, for which we own worldwide rights.

For further information on Apricus, visit http://www.apricusbio.com.

Vitaros™ is Apricus’ trademark in the United States, which is pending registration and subject to the agreement with Allergan. Vitaros® is a registered trademark of Ferring B.V. in certain countries outside of the United States. RayVa™ is Apricus’ trademark, which is registered in certain countries throughout the world and pending registration in the United States.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: Apricus’ ability to transition its ex-U.S. assets and rights related to Vitaros to Ferring; the timing and significance of the meeting with the FDA regarding device engineering and compliance; the timing of regulatory submission and approval of Vitaros in the United States, if any; Apricus’ plans for life-cycle development programs for Vitaros; Apricus’ development and partnering plans for RayVa; Apricus’ plans to reduce operating expenses and achieve profitability, including 2017 cost savings; and Apricus’ strategic objectives, including efforts to regain compliance with NASDAQ listing standards. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside the control of Apricus, including, but not limited to: the risk that Apricus fails to provide the transition services as required by the transition services agreement with Ferring; the risk that the cost and other negative effects related to the reduction of Apricus’ workforce may be greater than anticipated; the risk that Apricus may not realize the benefits expected from its workforce reduction and other cost control measures; competition in the erectile dysfunction market and other markets in which Apricus operates; Apricus’ ability to obtain FDA and other requisite governmental approval for Vitaros; Apricus’ ability to further develop Vitaros, such as delivery device improvements; Apricus' ability to carry out further clinical studies for Vitaros, if required, as well as the timing and success of the results of such studies; Apricus’ ability to achieve U.S. and EU Orphan Designation for RayVa; the failure to meet NASDAQ continued listing requirements which could result in Apricus’ common stock being delisted from the exchange; Apricus’ ability to retain and attract key personnel; Apricus’ ability to raise additional funding that it may need to continue to pursue its commercial and business development plans; Apricus’ ability to secure an ex-U.S. strategic partner for RayVa; and market conditions. These forward-looking statements are made as of the date of this press release, and Apricus assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in Apricus’ most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC’s website at www.sec.gov or without charge from Apricus.

(Financial Information to Follow)

CONTACT:     Matthew Beck
        mbeck@troutgroup.com
        The Trout Group
        (646) 378-2933

Selected Financial Information
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Year Ended December 31,
	2016	2015
Revenue
License fee revenue	$4,000	$3,600
Royalty revenue	1,088	650
Product sales	675	589
Total revenue	5,763	4,839

Cost of goods sold	511	922
Cost of Sandoz rights	3,380	—
Gross profit	1,872	3,917

Research & development expense	6,831	14,649
General & administrative expense	8,434	10,516
Loss on disposal of assets	14	102
Total operating expense	15,279	25,267

Other income	5,974	2,327
Net loss	$(7,433)	$(19,023)

Basic and diluted loss per common share	$(1.14)	$(3.83)
Weighted average common shares outstanding used for basic and diluted loss per share	6,516,662	4,972,858

Consolidated Balance Sheets
(In thousands)

	December 31, 2016	December 31, 2015

Cash	$2,087	$3,887
Other current assets	1,547	2,330
Property and equipment, net	1,006	1,290
Other long term assets	60	274
Total assets	$4,700	$7,781

Current liabilities	$4,644	$6,146
Notes payable	6,650	9,401
Warrant liabilities	846	1,841
Deferred revenue	—	137
Other long term liabilities	76	200
Stockholders’ deficit	(7,516)	(9,944)
Total liabilities and stockholders’ deficit	$4,700	$7,781